EXHIBIT 10.1

Special Bank Credit Facility Contract

Translated From Japanese

July 31st, 2006

K.K. Sumitomo Mitsui Banking Corporation

Borrower

Address:

Nishi-Shinjuku Showa Bldg. B11F 1-13-12, Nishi-Shinjuku, Shinjuku-key, Tokyo

K.K. Global Hotline

Name:

Representative Director Hideki Anan

Joint Guarantor

Address:

3-13-10, Shibuyaku, Yoyogi, Tokyo

Name:

Hideki Anan

The borrower, upon agreement with the bank’s credit facility of K.K. Sumitomo Mitsui Banking Corporation, will transact bank over-drafts based on the guidelines below.

Maximum limitation	¥300,000,000
Expiration date	July 27th, 2007
Basic interest rate	short-term prime rate
Interest rate	Yearly 2.500%
Account for settlement	Branch Name	Saving Type	Account Number
	Nakano	Saving Account	4085101

Standard Bank Transaction Agreement

K.K. Sumitomo Mitsui Banking Corporation

Article 1 Limits of Application

(1)

Each article of this contract shall be applied, excluding particular cases mutually agreed on, on all the cases between Client and Bank such as Discounts on bills, Loan Notes, Promissory Notes, Overdrafts, Payment Acceptance, Foreign Exchange, Derivatives, and all the other transactions on which Client will owe Bank liabilities.

(2)	Transactions between the Bank and a third party guaranteed by the Client are included in the preceding clause.

(3)

When the Bank receives, through transactions with a third party, the bills that the Client drew, endorsed, accepted, agreed upon, or guaranteed, the Client shall fulfill their liabilities according to each article in this contract.

Article 2 Interest and Penalties

(1)

Interest rates, timing of payments, and methods of payment regarding interest, discounts, guarantees fee, service fees or returns of these that the Client owes shall be additionally between the Client and the Bank. If financial conditions change or when a similar matter occurs, either party may suggest consultation regarding changing these into ones considered to be generally reasonable.

(2)

It shall be dealt with as stated in the preceding clause if there is a change in the Bank’s state of preservation of the Client’s debt because of a change in the Client’s financial situation, changes in the value of collateral and so on.

(3)	Should the Client default on payments, the Client shall pay 14 percent of the capital per year as compensation. In this case it will be prorated for 365 days.

Article 3 Collateral

(1)

When there is a reason for which Bank needs to preserve the collateral given to Bank such as it gets damaged, extinct or its value decreases for a reason not attributable to Bank or when the credibility of Client or its guarantor decreases, Clients shall provide Bank with a collateral or a guarantor approved by Bank or add collateral or a guarantor.

(2)

When Clients defaults on payment, Bank can dispose the collateral not in a legal procedure but in a generally accepted way, timing and price. Bank can deduct the fees from the acquired amount and allot it to discharge Client’s debt. When it does not discharge all of Client’s debt, Client shall pay the rest immediately. If it is more than Client’s debt, Bank will return the rest to whom the collateral belongs. When Clients defaults on payment, bank can do same as above to client’s occupied estate, handprints, and other securities.

Article 4 Loss of Profit In Term

(1)

If at least one of the following occurs to the bank, without any bank peremptory notice from the borrower, the bank will lose all of its profit due to the liability, immediate settlement to the liability is required.

(a)

In the case of the following statements, bank suspension, bankruptcy, civil rehabilitation proceedings, corporate reorganization proceedings, initiation of company reorganization or special liquidation.

(b)	When received a suspension of bill clearinghouse.

(c)	When a client or his deposit guarantor and other tentative garnishments, to send a writ and notification of protective garnishment and garnishment

(d)	In addition client deposit guarantor and other tentative garnishments which bank provide approved collateral, or client noticed to bank in writing promptly that come up with a guarantor,

(2)	And if bank admits a profit in term as before, bank notices to client that in writing.

(a)	When the notification what bank send to client returns, if client is not in.

(b)	If at least only one case of following items will come into, by the demand of bank, client will lose all profits and immediately to perform of Client’s debt.

(c)	When the Client is not to be late for discharging to the bank even in a part of Client’s debt. When to be a garnishment or to start an auction procedure for subject matters of collateral.

(d)	When client will violate an agreement between bank and client. Guarantor corresponds to any of the previous articles and these every items.

(e)	When the case will be considerable causes to need the previous articles and other approved collateral.

Article 5 Discounted Bill Redemption

(1)

If a discounted bill redemption is received, and is applicable to the following bill, the bank should assume full responsibility for the redemption, as stated on the bill section, and should discharge it immediately.

(a)	If one of the terms in the preceding article is violated, all bills.

(b)	If the person in charge of the bill does not pay by the due date, or if the person violates the terms in the preceding article, the bill of the person.

(2)

If there is a reason for the borrower to require discounted bill preservation, depending on the claim from the borrower, the bank should pay the discounted discharge of the amount listed on the bill, and should discharge it immediately. Moreover, if there is an occasion when the bank fails to notify the borrower of any address change, or the payment from the borrower is delayed or does not reach the bank due to the bank denying the receipt the payment from the borrower, the borrower is said to have paid the redeem on scheduled time.

(3)	Unless the bank fulfills the preceding two terms, the borrower is able to exercise the right as a bill holder.

Article 6, 7, 8 Calculation in Case of Off-set

(1)

If the bank has to fulfill the liability against the borrower, due to arrival of the due date, loss of profit upon due date, occurrence of discounted discharge, compensation discharge, or due to other reasons, the borrower can off-set the liability of the bank deposit, and any other liabilities regardless of the liability due-dates at any time. As to the bank deposit and other liabilities, the advance notice and prescribed procedure can be omitted, refunded, cancelled, and with the income the discharge to the liability is said to be made.

(2)

Upon the calculation in case of off-set stated in the preceding section, the calculation of interest due to liability discharge, discounted fare, loss amount and balance amount are based up until the date of the off-set calculation. The interest rate and price rate are to be set by the borrower, and as to the foreign exchange the rate is applied at the time of calculation.

Article 9 (Same title as above article)

(1)	The bank can offset the borrower’s bank deposit and other liability that are in the period of discharge, before the liability due date.

(2)	If the bank off-sets the discount bill before the expiration date in accordance to the preceding section, the bank can off-set by paying the redemption discharge stated on the bill

(3)

If the off-set is approved through the preceding two sections, the off-set notice should be on paper, and the off-set deposit, and other liability right certification, book, should be submitted immediately to the borrower.

(4)

In the case of off-set, the liability discharge, discounted fare, loss amount and balance amount are based upon until the date of off-set notice receipt. Moreover, as to interest, price rate, and such, unless there is a fixed rule between the bank and the borrower the borrower can set a rule. As to the foreign exchange the rate is applied at the time of calculation. Will there be a special rule for the service charge for the before-deadline discharge, it is set according to the rule.

(5)

In the case of off-set from the bank to the borrower, due to accidents requiring insurance stated by the deposit insurance law, the borrower can follow the deposit regulations and trust contract set by the borrower, according to the first section in this article and/or preceding sections. However, should there be a difference in regulations between the first section in this article and the deposit regulation and trust contract set by the borrower, the latter is applied.

Article 10 Bill Presentation, Execution

(1)	If a bill exists for the bank liability, and the off-set calculation of article 7 is made regardless of the bill liability, the reclamation of the bill shall not be made at the same time.

(2)

If there exists a bill for the borrower to claim due to the off-set calculation from the preceding 2 articles, the bill should result in a smooth receipt from the bank to the borrower. However, as for the bills before the expiration, the borrower is not subject to collect them.

(3)

When the borrower calculates liability off-sets on bills based on article 7, only in the next cases, there is no necessity for the bill presentment and execution. The receipt if the bill is based on the preceding terms.

(a)	If the location of the bank is not clear to the borrower.

(b)	The location of the payment is not clear to the borrower.

(c)	The delivery of the bill is acknowledged to be difficult.

(d)	Omission of the presentation and execution is acknowledged, due to presentation or execution reasons.

(4)

Even in the off-set calculation in the preceding 2 articles , if there is a liability for the bank that needs to be fulfilled immediately, and there is person in charge apart from the bank, the borrower is to hold the bill, collect or dispose, and is suitable for settlement for the liability.

Article 11 Assignment of the Appropriation by the Borrower

(1)

In the case of off-set calculation by the settlement or article 7, if there is not enough to defunct the whole liability from the bank to the borrower, the borrower is acknowledged to be appropriated, and the bank does not object to the appropriation. In this case, the borrower will notify the appropriation results to the bank in writing.

Article 12 Assignment of the Appropriation by the Bank

(1)

In the case of bank off-setting by article 8, if there is not enough to defunct the whole liability from the bank to the borrower, the bank is able to appropriate according to the one-by-one manner assigned by the paper from the bank to the borrower.

(2)

If the bank has not assigned the preceding section, the borrower is able to appropriate according to the opportune one-by-one manner, and the bank does not object to the appropriation. In this case, the borrower will notify the appropriation results to the bank in paper.

(3)

If there is a possibility for the liability convention of the borrower to be obstructed, by considering the assignment of the first section, pledge, possession of the certification, importance, difficulty of the disposal, length of liquidation period, settlement expectation for the discount bills, it is possible to appropriate according to the assignment by the borrower. In this case, the borrower will notify the appropriation results to the bank in paper.

(4)

If the borrower appropriates through the preceding 2 sections, unexpired liability for the bank will be considered as expired, and liability redemption will be applied to the discount bills prior to expiration. For the payment acceptance, compensation claim debt in advance will be considered to have been paid by the bank, and the borrower is able to assign the one-by-one method.

Article 13 Bearing of Risk and Exclusion of Liability Clause

(1)	Client assumes all responsibilities for damages.

(2)	Client absorbs damages concerning collateral from client to bank, if any trouble shall occur due to unavoidable circumstance, except where reason to believe bank is at fault.

(3)	Client absorbs full responsibility for face value of bill due to temperament and bill is no longer valid..

(4)	Bank will do background check on certified seals. If found to be false, counterfeit or altered, client will be responsible for damages and repayment of loan.

Article 14 Updated Corporate Information

(1)	Client should report any change in the seal, name, trade name, representative, address, and any other reported particulars, immediately in writing.

(2)

Failing to practice the preceding, or not receiving notices from the borrower, and if the notice or the documents sent by the borrower are delayed or do not reach, they will be considered as reached on schedule.

Article 15 Report and Research

(1)	Client should submit balance sheet, statement of profits and losses, and copies of documents acknowledged by the bank such as research on the client’s property, management and updates.
(2)	Client should submit other documents as requested by bank in a timely manner related to ongoing performance of the company.

(3)	Client should report any material matter to the bank in a timely manner.

(4)	If the client is an individual, he/she is to report any information related to family court issues in a timely manner.

Article 16 Discharge of a contract

(1)	If the client no longer has any debts owing to the bank, the contract will be discharged by either the client or bank through notice in writing.

Article 17 Ruling Laws, Jurisdiction

(1)	This contract and this ruling law and any transactions between the client and the bank based on this contract are carried out under Japanese laws.

(2)

If it is necessary to proceed to a the court case about transactions based on this contract, local courts of Japan, or the courts which have jurisdiction (over) each location of correspondents shall hold jurisdiction.